  November 13, 2018

Beyond Commerce, Inc.

3773 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

Re:  Form S-1 Registration Statement (File No. 333-2277161)

Ladies and Gentlemen:

We have acted as counsel for Beyond Commerce, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the registration of up to 57,986,543 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) consisting of (i) 2,500,000 shares of Common Stock currently outstanding; (ii) 16,666,667 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”), and (iii) 38,819,876 shares of Common Stock (the “Debenture Shares”) issuable upon conversion of outstanding debentures (the “Debenture”) that may be offered for sale from time to time by the selling stockholder named therein (the “Selling Stockholders”). As used herein, the Common Stock, Warrant Shares and Debenture Shares shall be collectively referred to as the “Shares.”

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined the Registration Statement.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that:

(1)the Common Stock issued and to be sold by the Selling Stockholder have been duly authorized and validly issued, and are fully paid and non-assessable shares of Common Stock of the Company;

(2)the Warrant Shares to be issued and sold by the Selling Stockholder have been duly authorized and, when issued by the Company in accordance with the Warrants, will be legally and validly issued, fully paid and non-assessable; and

(3)the Debenture Shares to be issued and sold by the Selling Stockholder have been duly authorized and, when issued by the Company in accordance with the Debentures, will be legally and validly issued, fully paid and non-assessable.

We are opining herein as to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and we express no opinion with respect to any other laws.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

Sichenzia Ross Ference LLP